Exhibit 5.1

December 10, 2013

Avanir Pharmaceuticals, Inc.

20 Enterprise, Suite 200

Aliso Viejo, CA 92656

Re: Registration of Securities by Avanir Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Avanir Pharmaceuticals, a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on July 5, 2013 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of up to $30,000,000 of shares of common stock, $0.0001 par value per share (the “Shares”), that may be issued by the Company to Cowen and Company, LLC (“Cowen”). The Shares that may be offered by Cowen pursuant to the prospectus contained in the Registration Statement are issuable pursuant to the Sales Agreement between the Company and Cowen, dated August 8, 2012 and amended July 5, 2013 and December 10, 2013 (as amended, the “Sales Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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